Exhibit 10.7

Forbearance Agreement

Forbearance Agreement, dated as of May 23, 2017, by and among the Cavalry Fund I LP, Lincoln Park Capital Fund, LLC, Puritan Partners LLC (individually, a “Holder” and collectively the “Holders”) and OncBioMune Pharmacueticals, Inc. (the “Company”). Capitalized terms used herein shall have the meanings assigned to such terms in the 10% Senior Convertible Notes in original principal amounts of $116,667 due July 23, 2017 (individually, the “Note” and collectively the “Notes”);

WHEREAS, the Company and each of the Holders is party to a Note;

WHEREAS, Section 2(b) of the Note provides that the Company is required to make a payment of one-third of the original principal amount of the of the Note plus all accrued interest thereon as of the Payment Date on the sixth month anniversary of the Original Issue Date, i.e., May 23, 2017.

WHEREAS, the Company failed to make such payment to any of the Holders on such date.

WHEREAS, Section 7(a)(i) of each of the Note provides that “any default in the payment of the principal amount of the Note” is an Event of Default. Pursuant to Section 7(b) of each of the Notes, upon an Event of Default, the outstanding principal amount of such Note plus accrued interest and other amounts due in respect of such Note are immediately due and payable at the Holder’s election at the Mandatory Default Amount (i.e., 140% of the original principal amount of such Note plus accrued interest and other amounts due and owing under such Note).

WHEREAS, pursuant to Sections 7(c) and 7(d), respectively, of each of the Notes, commencing on May 23, 2017, each such Note shall accrue interest at the Default Interest Rate (i.e., the lesser of 24% per annum and the maximum amount permitted by law) and be convertible pursuant to the Default Conversion Price (i.e., 60% of the lowest price during the prior twenty (20) trading days of the common stock).

WHEREAS, the Company desires to have each of the Holders forbear from accelerating on each of their Notes and demanding immediate payment in full therefore in cash.

NOW THEREFORE in consideration of the execution and delivery of this Agreement and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	The Company’s failure to make a payment on May 23, 2017 to each of the Holders as required by Section 2(b) of each of the Notes resulted in an Event of Default under each of the Notes. As of result of such Event of Default, the amount owing under each of the Notes as of such date is $171,952.72.

2.	The holders hereby agree, subject to the terms hereof, not to demand an immediate cash payment of such amount solely as the result of the Company’s failure to satisfy its payment obligations to such Holder on Mary 23, 2017 so long as the Company complies with its other obligations under the Notes and the other Transaction Documents. In consideration therefore, and as currently set forth in the Note, the Holders shall be entitled to convert such Notes from time to time at their discretion in accordance with the terms of the Notes and the Notes shall not be subject to repayment unless agreed to by the Holder of such Note.

3.	All references in the Transaction Documents shall be to the Notes as so modified hereby.

4.	In connection with and as a condition to this Agreement, the Company shall deliver to each of the Holders (i) an amended affidavit of confession reflecting the increased amounts owing under such Holder’s Note, an (ii) an irrevocable transfer agent instructions increasing the reserve to five (5) times the number of shares of commons stock of the Company issuable on conversion of the Notes and exercise of the Warrants and (iii) documents the terms of which are the same as those evidencing the Notes satisfactory to the Holders providing that the Holders can provide at their discretion in the aggregate up to $200,000 of proceeds to the Company .

5.	Except as specifically set forth in this Amendment, there are no other amendments, modifications or waivers to the Notes or other Transaction Documents and all of the other terms and provisions of the Notes and other Transaction Documents remain in full force and effect.

6.	From and after the date hereof, all references to the Notes in the Notes and the Transaction Documents shall be deemed to be references to the Notes as modified hereby.

THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

CAVALRY FUND I

By:	/s/ Thomas P. Walsh
Name:	Thomas P. Walsh
Title:	General Partner

LINCOLN PARK CAPITLA FUND LLC

By:	/s/ Josh Scheinfeld
Name:	Josh Scheinfeld
Title:	President

PARTNERS LLC

By:	/s/ Richard Smithline
Name:	Richard Smithline
Title:	Managing Member

ONCBIOMUNE PHARMACEUTICALS INC.

By:	/s/ Andrew Kucharchuk
Name:	Andrew Kucharchuk
Title:	President